PROSPECTUS SUPPLEMENT                        Filed under Rules 424(b)(3) and (c)
DATED MARCH 13, 2002                                  Registration No. 333-68248
(TO PROSPECTUS DATED SEPTEMBER 26, 2001)



                              PROSPECTUS SUPPLEMENT

                                1,373,241 SHARES
                             COMMTOUCH SOFTWARE LTD.
                                 ORDINARY SHRAES

                               -------------------



         This prospectus supplement supplements the prospectus dated September 26, 2001 relating to the resale by certain securityholders of Commtouch Software Ltd. of ordinary shares of the Company.

         The section of the prospectus entitled "SELLING SECURITYHOLDERS" is hereby amended by substituting the following table and related footnotes for the similar information in the prospectus:

                                 ---------------



                             SELLING SECURITYHOLDERS

         The following table presents information provided by the Selling Securityholders with respect to beneficial ownership of our ordinary shares as of December 31, 2001, and as adjusted to reflect the sale of the shares offered by this prospectus and prospectus supplement, by the Selling Securityholders and assumes that all shares being offered by this prospectus are ultimately sold in the offering by the Selling Securityholders.

The table includes all shares issuable within 60 days of December 31, 2001 upon the exercise of options, warrants and other rights beneficially owned by the indicated shareholders on that date and registered under the registration statement of which this prospectus and prospectus supplement are a part. Beneficial ownership as set forth below includes the power to direct the voting or the disposition of the securities or to receive the economic benefit of ownership of the securities. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each shareholder is based on 17,496,819 ordinary shares outstanding as of December 31, 2001 and 16,123,578 ordinary shares outstanding immediately following the completion of this offering, together with applicable options and/or warrants for that shareholder that are exercisable within 60 days of December 31, 2001.

---------------------------------------- --------------------------- ------------- ------------------------
                                            Shares Beneficially         Shares       Shares Beneficially
                                              Owned Prior to            to be             Owned After
                                                 Offering              Offered             Offering
---------------------------------------- --------------------------- ------------- ------------------------
                                                       Percent of                             Percent of
                                                       Outstanding                           Outstanding
Name of Beneficial Owner                   Number        Shares         Number     Number       Shares
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Anchor Bancorp                               124,833        *             124,833        0               0
Wisconsin, Inc. (1)
25 West Main St.
Madison, WI  53703
---------------------------------------- ------------ -------------- ------------- -------- ---------------
David and Carol Anderson                       7,159        *               7,159        0               0
6193 Washington Cir.
Wauwatosa, WI  53213
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Marta and Stephen Ballering                    7,810        *               7,810        0               0
3837 Cora Ln.
Richfield, WI  53076
---------------------------------------- ------------ -------------- ------------- -------- ---------------

---------------------------------------- --------------------------- ------------- ------------------------
                                            Shares Beneficially         Shares       Shares Beneficially
                                              Owned Prior to            to be             Owned After
                                                 Offering              Offered             Offering
---------------------------------------- --------------------------- ------------- ------------------------
                                                       Percent of                             Percent of
                                                       Outstanding                           Outstanding
Name of Beneficial Owner                   Number        Shares         Number     Number       Shares
---------------------------------------- ------------ -------------- ------------- -------- ---------------
R. Michael Campbell (1)                       18,396        *              18,396        0               0
417 S. Hilusi
Mt. Prospect, IL  60056
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Jan Eddy (1)(2)                              881,947       5.0            881,947        0               0
c/o Wingra Technologies, Incorporated
450 Science Dr.
Ste. One West
Madison, WI  53711
---------------------------------------- ------------ -------------- ------------- -------- ---------------
William and Jeanette Erickson                  7,810        *               7,810        0               0
5506 Sunset Tr.
Waunakee, WI  53597
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Foley & Lardner                                6,089        *               6,089        0               0
150 East Gilman St.
Madison, WI 53701
---------------------------------------- ------------ -------------- ------------- -------- ---------------
John Fox (1)                                  26,572        *              26,572        0               0
75 Golf Pkwy.
Madison, WI 53704
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Deidre Garton                                 12,047        *              12,047        0               0
4101 Monona Dr.
Madison, WI  53716
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Joseph Garton                                 16,866        *              16,866        0               0
4101 Monona Dr.
Madison, WI  53716
---------------------------------------- ------------ -------------- ------------- -------- ---------------
David Hackworthy                               1,570        *               1,570        0               0
2136 Van Hise Ave.
Madison, WI  53705
---------------------------------------- ------------ -------------- ------------- -------- ---------------
R. Stephen Holdeman                            7,810        *               7,810        0               0
1809 Stratford Ln.
Rockford, IL  61107
---------------------------------------- ------------ -------------- ------------- -------- ---------------
David Jackson (1)                              8,909        *               8,909        0               0
514 Crecent Ln.
Thiensville, WI 53092
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Douglas C. Johnson (3)                        13,030        *              13,030        0               0
2219 Hamilton Ln.
Darien, IL  60561
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Todd Johnson                                   7,810        *               7,810        0               0
6833 Cedar Creek Rd.
Cedarburg, WI  53012
---------------------------------------- ------------ -------------- ------------- -------- ---------------
W. Robert Koch (1)                            68,300        *              68,300        0               0
5609 Trempealeau Tr.
Madison, WI 53705
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Leif Larson (1)                               18,379        *              18,379        0               0
W52 N629 Highland Dr.
Cedarburg, WI 53012
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Gregory and Margaret Larson                   62,492        *              62,492        0               0
509 8th St.
Waunakee, WI  53597
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Roland Pampel                                 12,047        *              12,047        0               0
17 North Main St.
P.O. Box 879
Essex, CT  06426
---------------------------------------- ------------ -------------- ------------- -------- ---------------
D. Scott Paul                                 11,716        *              11,716        0               0
3939 Monona Dr. #402
Monona, WI  53716
---------------------------------------- ------------ -------------- ------------- -------- ---------------
John and Josephine Pollock (1)                18,378        *              18,378        0               0
1155 Farwell Dr.
Madison, WI  53704
---------------------------------------- ------------ -------------- ------------- -------- ---------------
John Shaefer                                  13,048        *              13,048        0               0
708 Timber Ridge
Sun Prairie, WI 53590
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Lawrence and Lois Sobyak                       4,810        *               4,810        0               0
4529 Meadow Wood Cir.
De Forest, WI  53532
---------------------------------------- ------------ -------------- ------------- -------- ---------------
Ken Urso (1)                                   5,348        *               5,348        0               0
3330 University Ave., Ste. 320
Madison, WI 53705
---------------------------------------- ------------ -------------- ------------- -------- ---------------

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
---------------------------------------- --------------------------- ------------- ------------------------
                                            Shares Beneficially         Shares       Shares Beneficially
                                              Owned Prior to            to be             Owned After
                                                 Offering              Offered             Offering
---------------------------------------- --------------------------- ------------- ------------------------
                                                       Percent of                             Percent of
                                                       Outstanding                           Outstanding
Name of Beneficial Owner                   Number        Shares         Number     Number       Shares
---------------------------------------- ------------ -------------- ------------- -------- ---------------
John C. Zimdars, Jr.(4)                                                                  0               0
                                                                                        --              --
440 Science Dr., Ste. 403
Madison, WI  53711                            10,065        *              10,065
---------------------------------------- ------------ -------------- ------------- -------- ---------------
                                           1,373,241      7.8%          1,373,241        0               0
                                           ========       ====          =========       ==              ==

--------------------------------------- ------------ -------------- ------------- -------- ---------------

------------
* Less than 1%.

(1) All of these Selling Securityholders hold promissory notes issued by Wingra Technologies, Inc. in an aggregate principal amount for all such notes of approximately $650,000 plus interest thereon. As of December, 2001, the maturity dates of the notes range from March 2002 to March 2004.

(2) Jan Eddy served as President of Wingra Incorporated and Wingra Technologies LLC when these entities were subsidiaries of the Company. The Company divested these entities in March 2002.

(3) Held by the Douglas C. Johnson Revocable Trust dated 5/9/97, of which Mr. Johnson is the sole trustee.

(4) All of such shares are held by the Zimdars Company 401(k) Plan Trust, of which Mr. Zimdars is the sole trustee.

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